NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST COMPLETES SALE
OF EIGHT RESIDENCE INNS FOR $102 MILLION
Highlights:
•	Capital recycling efforts have now generated $140 million in gross proceeds

•	Sale boosts TTM EBITDA yield on 15 core assets from 30 property portfolio to 10.6%
DALLAS — (March 27, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has completed the sale of eight non-core hotels to Schuylkill, LLC for a total sales price of $102 million. The sale price includes $93.7 million of existing financing assumed by the buyer. Molinaro Koger brokered the transaction for Ashford.
The hotels, which are all Generation One Residence Inns, were acquired by Ashford in June 2005 as part of the 30-hotel portfolio acquired from CNL Hotels and Resorts. The Residence Inns are located in Fishkill, NY; Ft. Worth, TX; Orlando, FL; Tyler, TX; Ann Arbor, MI; Providence, RI; Sacramento, CA; and Wilmington, DE. Collectively, the properties are being sold at a 9.1% net operating income (NOI) capitalization rate on trailing 12-month net operating income. The hotels had been designated as non-core properties along with seven other hotels in that portfolio. The remaining 15 core hotels from the original 30 hotels purchased currently produce a trailing 12-month NOI return of 9.3% and EBITDA yield of 10.6% based upon their original allocated purchase price.
Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “Capital recycling has been an important component of our growth strategy. With the proceeds from these sales and others completed, we have been able to invest in value-added renovations and additional acquisitions. These investments have had a significant positive effect on our internal growth. We expect to continue our aggressive recycling effort during the year as opportunities arise.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Completes Sale of Eight Residence Inns for $102 Million

March 27, 2006
direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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